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                                                                    Exhibit 99.1

CONTACT:
Marvin (Mickey) S. Goldwasser
Open Solutions Inc.
860.652.3153
mgoldwasser@opensolutions.com

            OPEN SOLUTIONS INC. ACQUIRES EASTPOINT TECHNOLOGIES, LLC
             --Financial Services Provider Expands Market Presence--

GLASTONBURY, CONN., JUNE 18, 2004 - Open Solutions Inc. (NASDAQ:OPEN) a provider of integrated data processing technologies for banks and credit unions, today announced that it has acquired Bedford, NH-based EastPoint Technologies, LLC., a provider of core processing solutions for commercial banks, finance companies and farm credit banks. Under the terms of the agreement, Open Solutions acquired EastPoint Technologies for approximately $7 million in cash, $350,000 of which is contingent upon EastPoint Technologies meeting certain performance criteria set forth in the asset purchase agreement. For the fiscal year ended December 31, 2003, EastPoint Technologies reported revenue of approximately $7 million. EastPoint Technologies will be integrated into Open Solutions' Core Systems Group and will continue to be located in New Hampshire. Current EastPoint CEO, Danny W. Jett, will remain with the company during the period of transition and until such time as a successor is named.

Open Solutions and EastPoint Technologies both serve the financial services marketplace with an emphasis on providing enabling solutions designed to provide institutions with a distinct technological and competitive advantage. While Open Solutions actively serves the community banking and credit union industry, EastPoint Technologies has developed a niche serving finance companies, farm credit associations, Bankers' Banks and Federal Home Loan Banks.

"Open Solutions and EastPoint Technologies share a common commitment to providing the financial services marketplace with open, relational and innovative products and services," said Jim Kern, Open Solutions Senior Vice President and General Manager - Banking Group. "EastPoint Technologies also shares Open Solutions' outlook on the importance of client service and offering focused solutions. To complement this shared vision and business philosophy, EastPoint clients will now have access to Open Solutions' full suite of integrated strategic solutions including, Internet banking, cash management, CRM/business intelligence, interactive voice response, loan origination, Check 21 and imaging solutions."

EastPoint Technologies' CEO Danny Jett said "Open Solutions has garnered an excellent reputation in the financial services marketplace for providing focused technology solutions combined with outstanding client service. We are very pleased to be joining Open Solutions and being able to leverage Open Solutions' technology, complementary product offerings, financial resources and strong market presence. Being a part of the Open Solutions organization will help us better serve our clients and provide them access to even more industry specific offerings."

Open Solutions plans to leverage each company's relational technology and experience to develop additional product offerings such as more advance commercial functionality to supplement the company's present commercial offerings.

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Open Solutions Chairman and CEO, Louis Hernandez, Jr., said "We are truly excited about the addition of EastPoint Technologies to our team. Our two companies have very similar cultures and are both dedicated to serving the ongoing needs of the financial services industry. Using the proceeds from our recent public offering, our continuing strategy is to augment and round out our offerings through acquisitions that add value to our company, clients and the marketplace. We believe that this acquisition is a natural fit into our organization and on behalf of all of us at Open Solutions, I welcome the employees and clients of EastPoint Technologies into the Open Solutions family and we look forward to working with them in the years to come."

ABOUT EASTPOINT TECHNOLOGIES, LLC

EastPoint Technologies offers core-processing solutions to community banks, finance companies and farm credit associations located through out the United States. The EastPoint Enterprise System is a comprehensive, fully integrated solution that combines an IBM pSeries platform with a Sybase(R) Relational database and operates in a Microsoft Windows(R) environment. The EastPoint solution is designed to operate in-house or through the company's Application Service Provider (ASP) service. For more information about the EastPoint Solution, call 603.669.8552 or visit www.eastpoint.com.

ABOUT OPEN SOLUTIONS INC.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle(R) relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21, imaging, interactive voice response and loan origination solutions. Open Solutions' full suite of products and services is designed to allow banks, thrifts and credit unions to better compete in today's aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at
860.652.3153 or via fax at 860.652.3156. Visit Open Solutions' Internet site at www.opensolutions.com.

Open Solutions Inc.(R) is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners.

SAFE HARBOR STATEMENT

Statements made in this press release that state Open Solutions Inc.'s or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.'s actual results to differ materially from those projected in such forward-looking statements. For example, we have entered into and may continue to enter into or seek to enter into business combinations and acquisitions which may be difficult to integrate, disrupt our

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business, dilute stockholder value or divert management attention. Other factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.'s operations, markets, products, services, prices and other factors set forth under the heading
"Factors Affecting Future Operating Results" in Open Solutions' Quarterly Report on Form 10-Q for the three months ended March 31, 2004, as filed with the Securities and Exchange Commission.